Exhibit 10.35

Promissory Note

$300,000.00	April 6, 2021

FOR VALUE RECEIVED, SUNDANCE STRATEGIES, INC., a Nevada Corporation (“Sundance”) promises to pay to SATCO International Limited of 30 N Gould St Suite 2489 Sheridan, WY 82801 USA (“Lender”), the principal sum of $300,000.00, to be calculated at 8% per annum for 90 days. Interest will be calculated from the date funds are received by Sundance Strategies. Lender is willing to extend the due date of this note based upon the progress of the bond issuance. Sundance agrees to provide the lender 1,000,000 warrants for Sundance Strategies, Inc., shares at an exercise price of $1.00 per share. These shares will have a 3 year available exercise window from the date of this note and the holder will have the option to make this a “cashless” exercise. Sundance will have no obligation to register these shares. The Warrant (to be provided before funding of this note) may be exercised by presentation and surrender of this Warrant to the Company at its principal executive offices with a written notice of the holder’s intention to effect a cashless exercise, including a calculation of the number of shares of Common Stock to be issued upon such exercise in accordance with the terms hereof (a “Cashless Exercise”). In the event of a Cashless Exercise, in lieu of paying the Exercise Price in cash, the holder shall surrender this Warrant for that number of shares of Common Stock determined by multiplying the number of Warrant Shares to which it would otherwise be entitled by a fraction, the numerator of which shall be the difference between the then current fair market value per share of the Common Stock and the Exercise Price, and the denominator of which shall be the then current fair market value per share of Common Stock.

Payment shall be in lawful money of the United States of America and in immediately available funds. Payment shall be made at such address as Lender may direct Sundance in writing from time to time. All payments shall be applied first to accrued and unpaid interest and then to the principal balance outstanding. Upon any default of this Note by Sundance, Lender may exercise any and all rights afforded to Lender by contract and law.

Sundance waives presentment for payment, demand and notice of dishonor and nonpayment of this Note, and consents to any and all extensions of time, renewals, waivers or modifications that may be granted by the holder hereof with respect to the payment or other provisions of this Note.

If any legal action is initiated with regard to this Note, including but not limited to any action to enforce or interpret the terms hereof, the prevailing party in such litigation shall be entitled to the recovery of all costs, including attorney fees, incurred in the legal action and any appeal thereof, whether or not formal legal action is filed or prosecuted to judgment. This Note may not be modified or amended except in a writing signed by the parties. This Note shall be governed by the laws of the State of Utah.

SUNDANCE STRATEGIES, INC.		LENDER
SATCO INTERNATION LIMITED

By:	Kraig T. Higginson, Chief Executive Officer	By:	Stephen Smoot, Attorney-in-Fact